[NYSE LOGO]                                 [COOPER COMPANIES LOGO]

                                            21062 Bake Parkway, Suite 200
                                            Lake Forest, CA 92630
                                            888-822-2660
                                            Fax: (949) 597-0662



NEWS RELEASE

         CONTACT:

         Norris Battin

         The Cooper Companies, Inc.

         ir@coopercompanies.com



         FOR IMMEDIATE RELEASE

               THE COOPER COMPANIES REPORTS THIRD QUARTER RESULTS

                            Revenue Grows 18 Percent
                EPS from Ongoing Operations 67 Cents vs. 56 Cents
  Worldwide CooperVision Revenue up 15 Percent, 17 Percent in Constant Currency

LAKE FOREST, Calif., August 29, 2001-- The Cooper Companies, Inc. (NYSE: COO) today reported results for its third fiscal quarter ended July 31, 2001.

  o   Revenue $60 million, 18 percent above third quarter 2000.

  o EPS from ongoing operations 67 cents versus 56 cents in third quarter 2000, (after adjusting for 3 cents of nonrecurring credits), up 20 percent; trailing twelve months $2.31.

  o Cash flow per share (pretax income from continuing operations plus depreciation and amortization) $1.04, up 13 percent from 92 cents in third quarter 2000; trailing twelve-months $3.94.

Commenting on these results, Chief Executive Officer A. Thomas Bender, said, "Despite the economic slowdown, we had another strong quarter. Through nine months, Cooper is on track to deliver the results we have previously projected for fiscal 2001. I estimate that we will end the fiscal year from 15 to 18 percent ahead in revenue with earnings per share in the $2.40 to $2.43 range. CooperVision revenue should be between $48 and $49 million in the fourth quarter with CooperSurgical coming in between $16 and $17 million.

"For 2002, we expect revenue of about $265 to $275 million, and earnings to exceed $3.00 per share, including an improvement of about 20 cents per share because, as a result of a new accounting principle, we will not amortize goodwill after 2001. Cash flow per share should be in the range of $4.50 to $4.70.

"I anticipate that CooperVision (CVI), our contact lens business, will grow this year's worldwide core revenue 15 to 18 percent over fiscal 2000. Over the next several years, I anticipate that total CVI revenue will grow in the mid-teens range driven by successful new product introductions, continued strong specialty lens sales in the U.S. and strong international performance, especially in Europe and Japan.

 "CooperSurgical (CSI), our women's health business, continues to build a strong franchise, with five new product lines added through acquisition or marketing alliances in the past twelve months. Medscand, our most recent acquisition, closed yesterday. Medscand, who provides specimen collection devices used in the detection of cervical cancer, fits well with our existing product offerings in office-based women's healthcare. CSI revenue is now running at an annual rate approaching $70 million and I believe that we are on track to reach our goal of $100 million within the next two or three years."

Business Unit P&L Highlights ($'s in millions)

-------------------------------------------------------------------------------------------------------------
                                          Three Months Ended July 31,
-------------------------------------------------------------------------------------------------------------
                   Revenue                                             Operating Income
-------------------------------------------------------------------------------------------------------------
                                           %                               %     %Revenue         %Revenue
                      2001      2000     Inc.        2001*      2000      Inc.       2001           2000
                      ----      ----     ----        -----      ----      ----       ----           ----
-------------------------------------------------------------------------------------------------------------
CVI                  $45.0     $39.3      15%       $13.2      $13.3       -1%        29%           34%
CSI                   15.0      11.6      28%         2.6        1.6       67%        17%           13%
                     -----     -----                -----      -----
Subtotal              60.0      50.9      18%        15.8       14.9        6%        26%           29%
HQ Expense               -         -       -         (1.8)      (1.9)       -          -             -
                     -----     -----                -----      -----
-------------------------------------------------------------------------------------------------------------
      TOTAL          $60.0     $50.9      18%       $14.0      $13.0       7%        23%            26%
                     =====     =====                =====      =====
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                             Nine Months Ended July 31,
-------------------------------------------------------------------------------------------------------------
                   Revenue                                             Operating Income
-------------------------------------------------------------------------------------------------------------
                                           %                               %     %Revenue         %Revenue
                      2001      2000     Inc.           2001*   2000      Inc.       2001           2000
                      ----      ----     ----           -----   ----      ----       ----           ----
-------------------------------------------------------------------------------------------------------------
CVI                 $123.8    $109.5       13%      $35.6      $33.1       7%        29%            30%

CSI                   41.1      32.6       26%        6.7        4.7      45%        16%            14%
                    ------    ------                -----      -----
Subtotal             164.9     142.1       16%       42.3       37.8      12%        26%            27%

HQ Expense               -         -        -        (5.0)      (5.1)      -          -              -
                    ------    ------                -----      -----
-------------------------------------------------------------------------------------------------------------
      TOTAL         $164.9    $142.1       16%      $37.3      $32.7      14%        23%            23%
                    ======    ======                =====      =====
-------------------------------------------------------------------------------------------------------------

       *Net of $1 million of nonrecurring charges in the third quarter and $1.7 million for the nine-month period.

Nonrecurring Charges
--------------------
During the third quarter, CVI incurred startup costs for a new information system and charges to flatten the organization. In addition, CSI recorded charges for the shutdown of a facility and the relocation of another. These one time charges totaled approximately $1 million, about $500 thousand in each business.

Two recently acquired businesses, CL-Tinters and MedAmicus, were about 2 cents dilutive to earnings per share during the third quarter. These acquisitions are expected to be accretive by the end of their first 12 months of operations.

Third Quarter Operating Highlights
CooperVision

------------------------------------------------------------------------------------------------------------------------
                                              COOPERVISION REVENUE ANALYSIS
                                                    ($'s in millions)
------------------------------------------------------------------------------------------------------------------------
     Segment         Third Quarter 2001       % Total    % Change from      Nine Months   % Total     % Change from
                                                       Third Quarter 2000      2001                  Nine Months 2000
------------------------------------------------------------------------------------------------------------------------
U.S.                        $28.1               63%          10%             $ 77.4         63%              10%
O.U.S.                       16.3               36%          24%               44.7         36%              27%
                            -----              ---                           ------        ---
  Core Business              44.4               99%          15%              122.1         99%              15%
OEM                            .6                1%           2%                1.7          1%             -55%
                            -----              ---                           ------        ---
Total                       $45.0              100%          15%             $123.8        100%              13%
                            =====              ===                           ======        ===
------------------------------------------------------------------------------------------------------------------------


CVI's worldwide core contact lens business--all revenue except lower margin OEM sales to other contact lens manufacturers--grew 15 percent during the quarter, 17 percent in constant currency, and is up 15 percent year to date, 18 percent in constant currency, about 3 times the estimated world market growth. In the U.S., CVI's contact lens business grew 10 percent during the third quarter and 10 percent through July. Outside the U.S., revenue grew 29 percent and 34 percent in constant currency, for the same periods.

Worldwide revenue for CVI's toric contact lenses, which correct astigmatism, increased 8 percent during the quarter and 13 percent year to date. Torics represent almost 50 percent of CVI's worldwide revenue. The largest segment of this market, disposable-planned replacement (DPR) toric lenses, grew 12 percent over last year's third quarter, and is ahead 21 percent year to date.

CVI's worldwide sales of all DPR products grew 17 percent during the quarter and are 21 percent ahead year over year. DPR spheres and torics together now account for about 80 percent of CVI's worldwide business. During the quarter, U.S. revenue for these products grew 12 percent and is ahead 15 percent year to date. CVI's new line of disposable opaque contact lenses that change or enhance the appearance of the color of the eye continues to show good market acceptance in the United States and Europe.

Rohto Pharmaceuticals, CVI's partner in Japan, introduced CVI's quarterly planned replacement line of spherical and toric lenses in July. In June, Rohto submitted clinical data for CVI's line of two-week disposable spherical, toric and aspheric lenses to regulatory authorities. They expect to market these products in the second half of calendar 2002. European revenue growth in the third quarter, excluding OEM business, remained robust--29 percent ahead of last year and 35 percent over the first nine months of fiscal 2000 in constant currency.

New Multifocal Lens
-------------------
CVI continues on track to introduce Frequency'r' Multifocal, its high performance monthly planned replacement multifocal lens with a limited roll out in the United States in the fourth fiscal quarter of 2001 and a full launch in mid 2002. "Multifocal lenses," said Bender, "are an important niche in the U.S. contact lens market, and we believe that Frequency Multifocal will be successful in this specialty lens area."

Independent Market Research Data
--------------------------------
Appendix 1 below summarizes second calendar quarter 2001 independent market research for the contact lens market compared with CVI's second calendar quarter and year to date year performance. Commenting on these results, Bender said, " Both manufacturers' revenue and patient visits for contact lenses slowed in the second quarter in the U.S. After reviewing anecdotal reports, my sense is that retail and wholesale inventories of spherical lenses are shrinking while patient consumption continues at normal levels.

"Revenue for disposable and planned replacement (DPR) spherical lenses was down, while toric lenses, especially the DPR brands, continued to grow. This is consistent with the market's ongoing trend away from commodity lenses toward specialty lenses that has been evident for the last several years."

CVI revenue continues to grow significantly faster than the market.

Cost of Sales
-------------
CVI's gross margin for the quarter was 66 percent compared with 68 percent in the second quarter of this year. This decline was primarily due to two one-time events: opaque lens revenue generated temporarily lower margins, as they still reflect CL-Tinters' higher pre-acquisition cost, and a delay in shipping higher margin conventional toric lenses at the end of the quarter due to the implementation of a new information system. Also contributing to the decline was a higher percentage of lower margin sales to distributors during the quarter. Gross margin for the fourth quarter is expected to return to second quarter 2001 levels.

CooperSurgical
--------------
Third quarter revenue at CooperSurgical (CSI), the Company's women's healthcare medical device business, increased 28 percent to $15 million and is up 26 percent year to date. CSI's organic growth from existing products was 15 percent in the third quarter of 2001 and is 11 percent year to date.

CSI expects revenue of $57 to 58 million in fiscal 2001. Operating margins, excluding the one-time charges, improved 3 percentage points above the prior year's quarter to 21 percent, and are 19 percent for the year to date.

In June, CSI completed a supply agreement with Welch Allyn, Inc. to provide private label devices and disposable women's healthcare products. Welch Allyn will market CSI products primarily to family and general practitioners and in selected markets outside the United States, both areas where CSI has only a small presence today.

Yesterday, Cooper completed the previously announced purchase of Medscand Medical AB, a Swedish corporation, and Medscand (USA), Inc. an affiliated company. Medscand develops, manufactures and markets specimen collection products used to detect cervical cancer. The purchase price was $12 million for Medscand, whose products had revenue of about $7 million in 2000. Cooper expects that the acquisition will be accretive to earnings per share within 12 months.

Medscand markets its products to clinicians, clinics, hospitals, laboratories and test manufacturers throughout the world. An industry standard for over 15 years, the patented Cytobrush'r' Pap smear sampler and Pap-

Perfect'r' spatula are included with test kits supplied by Cytyc Corporation (Nasdaq:CYTC) for their ThinPrep'r' Pap Test'TM'. Medscand also supplies a new proprietary sampler to Digene Corporation (Nasdaq: DIGE) for their Hybrid Capture'r' II HPV Test (HC2). As both of these technologies have increasing market acceptance, Medscand anticipates strong growth from the products it supplies to support them. About 85 percent of Medscand's revenue is generated in the United States.

Lower Tax Rate
--------------
During the quarter, the Company's effective tax rate (ETR) (income tax divided by pretax income) was 22 percent as we recorded a credit to state income taxes of about $1 million and reduced the ETR from operating results to 31 percent. Going forward, Cooper expects that the ETR will be approximately 31 percent in the fourth quarter of fiscal 2001 and 30 percent for fiscal 2002.

Line of Credit
--------------
During the quarter, Cooper extended its line of credit with KeyBank Corp from $50 million to $75 million giving it greater flexibility to make larger acquisitions, while retaining a favorable interest rate (currently LIBOR plus 75 basis points.)

Earnings per Share
------------------
Unless otherwise identified, all per share amounts mentioned in this report refer to diluted per share amounts from continuing operations. Reported earnings per share in the third quarter of 2000 were 59 cents including nonrecurring credits of 3 cents per share.

Conference Call
---------------
The Cooper Companies will hold a conference call to discuss its third quarter results today at 1:30 p.m. Pacific Daylight Time. To access the live call, dial 1-800-289-0436. A replay will be available at 1-888-203-1112 approximately one hour after the call ends and remain available for five days. The access code for both calls is 451151. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Forward-Looking Statements
--------------------------
Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses for the vision care market. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Hamble, England and Toronto. Its Web address is www.coopervision.com. CooperSurgical, Inc., with operations in Shelton, Conn., Hollywood, Fla., Malmo, Sweden, Montreal and Berlin, markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized.

Note to Editors: Pap-Perfect'r' is a trademarks of Medscand. Cytyc'r' and ThinPrep'r' are registered trademarks and ThinPrep'r' Pap Test'TM'is a trademark of Cytyc Corporation. Hybrid Capture'r' is a trademark of Digene Corporation. Frequency'r' is a trademark of The Cooper Companies, Inc. and its affiliates.


                                   Appendix 1
               2nd Quarter Calendar 2001 and Calendar Year to Date
                  Cooper Vision U.S. vs. U.S. Market Indicators

Product Category            % Change      % Change          % Change             % Change               % Change
----------------            --------      --------          ---------            ---------              --------
                            CVI U.S.      CVI U.S.      U.S. Contact Lens    Total Contact Lens     New Contact Lens
                            ---------     --------      -----------------    ------------------     ----------------
2ND QUARTER 2001             Revenue    Market Share      Manufacturers     Practitioner Visits    Practitioner Visits
----------------             -------    ------------      -------------     -------------------    -------------------
                                                             Revenue
                                                             -------
All Contact Lenses             +12           +1                -2                    -5                    -5
All Toric Lenses               +8            +1                +5                    +1                    +2
DPR Toric Lenses               +13           -1                +14                  N/A-                   N/A
DPR Spherical Lenses           +21           +1                -4                   N/A                    N/A
All DPR Lenses                 +16           +1               Flat                  N/A                    N/A

6 MONTHS 2001
--------------
All Contact Lenses             +11           +1                -1                    +1                    +6
All Toric Lenses               +8            +1                +4                   +10                    +14
DPR Toric Lenses               +13           -1                +17                  N/A                    N/A
DPR Spherical Lenses           +24           +1                -2                   N/A                    N/A
All DPR Lenses                 +17           +2                +1                   N/A                    N/A


                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                  (In thousands, except for per share amounts)
                                   (Unaudited)


                                                             Three Months Ended               Nine Months Ended
                                                                 July 31,                         July 31,
                                                          ------------------------        ------------------------
                                                           2001              2000           2001            2000
                                                          -------          -------        --------        --------
Net sales                                                 $59,961          $50,908        $164,887        $142,081
Cost of sales                                              22,336           17,408          58,839          49,465
                                                          -------          -------        --------        --------
Gross profit                                               37,625           33,500         106,048          92,616
Selling, general and administrative expense                21,112           18,717          62,050          54,801
Research and development expense                            1,055              703           2,836           2,027
Amortization of intangibles                                 1,457            1,031           3,866           3,122
                                                          -------          --------       --------        --------
Operating income                                           14,001           13,049          37,296          32,666
Interest expense                                              914            1,164           2,814           3,813
Settlement of dispute                                           -              653               -             653
Other income net                                              131               13             908             473
                                                          -------          -------        --------        --------
Income before income taxes and cumulative effect
   of change in accounting principle                       13,218           11,245          35,390          28,673
Provision for income taxes                                  2,857            2,584          10,010           8,422
                                                          -------          -------        --------        --------
Income before cumulative effect of change in
   accounting principle                                    10,361            8,661          25,380          20,251
Cumulative effect of change in accounting
   principle                                                    -                -               -            (432)
                                                          -------          -------        --------        --------
Net income                                                $10,361          $ 8,661        $ 25,380        $ 19,819
                                                          =======          =======        ========        ========

Diluted earnings per share:
Income before cumulative effect of change in
   accounting principle                                   $  0.67          $  0.59        $   1.68        $   1.40
Cumulative effect of change in accounting
   principle                                                    -                -               -           (0.03)
                                                          -------          -------        --------        --------
Earnings per share                                        $  0.67          $  0.59        $   1.68        $   1.37
                                                          =======          =======        ========        ========

Number of shares used to compute earnings
   per share                                               15,384           14,596          15,128          14,471
                                                          =======          =======        ========        ========

Memo:
Cash flow (pretax income from continued
   operations plus depreciation and
   amortization) per diluted share                        $  1.04          $  0.92        $   2.86        $   2.42
                                                          =======          =======        ========        ========
Components of diluted earnings per share from
   continuing operations:
   From ongoing operations                                $  0.67          $  0.56        $   1.68        $   1.37
   Tax credits                                               0.07             0.08            0.07            0.08
   Other one-time events, net                               (0.07)           (0.05)          (0.07)          (0.05)
                                                          -------          -------        --------        --------
   Earnings per share from continuing operations          $  0.67          $  0.59        $   1.68        $   1.40
                                                          =======          =======        ========        ========



                                                   (more, more)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                                        July 31,               October 31,
                                                                          2001                    2000
                                                                        --------               -----------
                                     ASSETS

Current assets:
     Cash and cash equivalents                                          $ 11,268                $ 14,608
     Trade receivables, net                                               43,053                  33,058
     Marketable securities                                                 4,840                       -
     Inventories                                                          47,574                  38,219
     Deferred tax assets                                                  17,784                  17,800
     Other current assets                                                  8,941                   9,000
                                                                        --------                --------
         Total current assets                                            133,460                 112,685
                                                                        --------                --------
Property, plant and equipment, net                                        56,635                  47,933
Intangibles, net                                                         135,644                 110,854
Deferred tax asset                                                        36,492                  42,979
Other assets                                                               2,410                   8,114
                                                                        --------                --------
                                                                        $364,641                $322,565
                                                                        ========                ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                         $  9,435                $  8,094
Other current liabilities                                                 57,409                  57,181
                                                                        --------                --------
         Total current liabilities                                        66,844                  65,275
                                                                        --------                --------
Long-term debt                                                            45,594                  40,257
Other liabilities                                                         12,913                  18,595
                                                                        --------                --------
         Total liabilities                                               125,351                 124,127
                                                                        --------                --------
Stockholders' equity                                                     239,290                 198,438
                                                                        --------                --------
                                                                        $364,641                $322,565
                                                                        ========                ========



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